DIGITAL MUSIC SUBSCRIPTION SERVICE AGREEMENT

This Digital Music Subscription Service Agreement (“Agreement”) is entered into as of April 1, 2006 (the “Effective Date”) by and between Mohen, Inc. d/b/a Spiral Frog, a Delaware corporation with an office at 95 Morton Street, New York, New York 10014, and each and every Affiliate (individually and collectively, “Licensee”), and EMI Entertainment World Inc., a Delaware corporation with an office at 1290 Avenue of the Americas, New York. New York 10104 (“EMI”).

WHEREAS, Licensee desires to offer to Users (as defined below), solely via its digital music service (the “Service”, defined and described more fully below and in the annexed Schedule A), Limited Downloads and On-Demand Streams (as such terms re defined below) embodying Master Recordings (as defined below), including Relevant Mast r Recordings (as defined below); and WHEREAS, Licensee desires to offer to Users, solely via the Service, Limited Video Downloads and On-Demand Video Streams (as such terms are defined below) embodying A/V Master Recordings (as defined below), including Relevant A/V Master Recordings (as defined below); and

WHEREAS, Licensee desires to also offer to Users, solely via the Service, a Lyric Search Service (as defined below) and Lyric Displays (as defined below) embodying Lyric Files (as defined below), including Relevant Lyric Files (as defined below); and

WHEREAS, In connection with the operation of the Service, Licensee seeks licenses from EMI to reproduce and distribute the EMI Compositions as embodied in Limited Downloads and On-Demand Streams, and to reproduce and display the Lyrics of the EMI Compositions in connection with the Lyric Search Service and as embodied in Lyric Displays, and EMI is prepared to issue such licenses to Licensee solely in accordance with the terms and conditions set forth herein, and solely for the purposes described herein;

NOW, THEREFORE, in consideration of the promises contained in this Agreement and for other good and valuable consideration, the adequacy and sufficiency of which each party hereby acknowledges the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

1.1 “Advertising Revenue” shall mean all amounts, fees, or other consideration received by, or paid or credited in any way to, Licensee (or any entity acting on its behalf), and not returned by Licensee, during the Term, in consideration of the placement and/or distribution of advertisements, promotions, and/or sponsorships on the Service. “Advertising Revenue” shall further include all amounts, fees, or other consideration received by, or paid or credited in any way to, Licensee, and not returned by Licensee, (a) in connection with any referral of a User by Licensee to a third party, and/or (b) the sale of any demographic, marketing or other User-related data to any third party. Notwithstanding the foregoing, “Advertising Revenue” shall expressly exclude Lyric Advertising Revenue, Music Video Advertising Revenue, Non-Music Related Advertising Revenue, and eCommerce Referral Revenue.

1.2 An “Affiliate” shall mean any corporation or other entity which directly or indirectly controls, or is controlled by, or is under common control with, Mohen, Inc. For purposes of this definition, “control” or “controlled” means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby any entity controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The parties to this Agreement acknowledge that in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for an investor is less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, PROVIDED THAT such investor otherwise has the power, directly or indirectly, to direct the management and policies of such entity.

1.3 An “A/V Master Recording” shall mean a music video licensed (or otherwise supplied) by a Major Record Label to promote a Master Recording and that embodies such Master Recording.

1.4 A “Composition” shall mean a copyrighted, non-dramatic musical composition. For the avoidance of doubt, Compositions shall not include sound recordings of musical compositions.

1.5 A “Covered Device” shall mean (a) a Personal Computer located in the Territory that supports DRM and is able to receive Digital Files and display Lyric Files via the Internet or (b) a Portable Digital Music Device that supports DRM and is able to receive Digital Files and display Lyric Files via a Personal Computer; provided, however, that each User shall only be authorized to access Limited Downloads, On-Demand Streams, Limited Video Downloads, On-Demand Video Streams and Lyric Displays through the Service on, and for each User Covered Devices shall only include, the lesser of either (x) three (3) Personal Computers and two (2) Portable Digital Music Devices or (y) the least amount of Personal Computers or Portable Digital Music Devices, as applicable, permitted by any licensor with respect to a User’s access to sound recordings in connection with the Service. Notwithstanding the foregoing, in all events, the Service shall limit the number of Portable Digital Music Devices allowed to receive Digital Files and display Lyric Files to two.

1.6 A “Digital File” shall mean a single digital copy of a Master Recording or A/V Master Recording, as the case may be.

1.7 “DRM” shall mean digital rights management technology that imposes effective, secured controls over the use of a Composition (and/or the Lyrics of a Composition, as the case may be) and any Master Recordings embodying such Composition consistent with industry best practices, and shall include without limitation the Security Systems set forth in paragraph 10.1 hereof.

1.8 “eCommerce Referral Revenue” shall mean any referral fees received by Licensee, during the Term, from third-parties for "click-throughs” or referrals from advertisements or links on those pages of the Service that do not offer, sell, make available, link to, display, reproduce, transmit, distribute, refer to and/or otherwise exploit any Composition, Master Recording, A/V Master Recording, Limited Download, On-Demand Stream, Limited Video Download, On Demand Video Stream, Lyric Display, or the Lyric Search Service, that result in actual sale(s) to User(s) of non-music related products or services (that is, products or services that do not embody or in any way exploit any Composition(s)).

1.9 An “EMI-Authorized Record Label” shall mean a record label that is, at the time Licensee seeks a license to reproduce and distribute Relevant A/V Master Recordings embodied in Digital Files as Limited Video Downloads and/or On-Demand Video Streams, authorized by EMI, pursuant to a New Digital Media Agreement with EMI, to act as EMI’s agent for the purpose of issuing such a license.

1.10 An “EMI Composition” shall mean a musical composition in which the rights which are the subject of this Agreement are owned or controlled by, or licensed to, EMI, in whole or in part, in the Territory, and which are available, to the extent of EMI’s ownership or control thereof, and to the extent of its rights, for the purposes described herein, subject to any restrictions or limitations thereon imposed pursuant to songwriter agreements or otherwise. With respect to any such musical composition which may be owned or controlled by EMI only in part, the term “EMI Composition” shall only refer to that portion of the musical composition controlled by EMI. Licensee acknowledges that EMI may, in the normal course of business, and otherwise, lose rights with respect to musical compositions, in which event such compositions may cease to be EMI Compositions hereunder, and EMI shall have no liability to Licensee with respect to the unavailability of such musical compositions.

1.11 “Gross Lyrics Revenue” shall mean all amounts, fees, or other consideration received by, or paid or credited in any way to, Licensee (or any entity acting on its behalf), and not returned by Licensee, during the Term, from (i) Users, and (ii) from any other entity (including, without limitation, advertisers), in connection with or relating to the exploitation of Lyrics (including, without limitation, in connection with the Lyric Search Service and/or as Lyric Displays). For the avoidance of doubt, Gross Lyrics Revenue shall include all Lyric Advertising Revenue, but shall not include eCommerce Referral Revenue.

1.12 “Gross Music Video Revenue” shall mean all amounts, fees, or other consideration received by, or paid or credited in any way to, Licensee (or any entity acting on its behalf), and not returned by Licensee, during the Term, from (i) Users, and (ii) from any other entity (including without limitation, advertisers), in connection with or relating to the exploitation of A/V Master Recordings and other music videos (including, without limitation, in connection with Limited Video Downloads and On-Demand Video Streams). For the avoidance of doubt, Gross Music Video Revenue shall include all Music Video Advertising Revenue, but shall not include eCommerce Referral Revenue.

1.13 “Gross Revenue” shall mean all amounts, fees, or other consideration received by, or paid or credited in any way to, Licensee (or any entity acting on its behalf), and not returned by Licensee, during the Term, from (i) Users, and (ii) from any other entity (including, without limitation, advertisers), in connection with or relating to the Service and/or exploitation via the Service of Master Recordings and the Compositions embodied therein (including, without limitation, in connection with the exploitation of Master Recordings in Limited Downloads and On-Demand Streams). For the avoidance of doubt, Gross Revenue shall include all Advertising Revenue, but shall not include Gross Lyrics Revenue, Gross Music Video Revenue, or eCommerce Referral Revenue.

1.14 “Licensee” shall mean, individually and collectively, Mohen, Inc. and each of its Affiliates.

1.15 A “Limited Download” shall mean an encrypted digital transmission of a time-limited or other use-limited download of a Digital File embodying a Master Recording, which is delivered via the Service from a Secured Server(s) to the Covered Device of a User in accordance with the terms and conditions of such User’s agreement with Licensee and is only available to such User through such Covered Device for a limited period of time in accordance with the terms of this Agreement.

1.16 A “Limited Video Download” shall mean an encrypted digital transmission of a time-limited or other use-limited download of a Digital File embodying an A/V Master Recording, which is delivered via the Service from a Secured Server(s) to the Covered Device of a User in accordance with the terms and conditions of such User’s agreement with Licensee and is only available to such User through such Covered Device for a limited period of time in accordance with the terms of this Agreement. AV Limited Video Downloads shall appear with an easy interface to purchase a permanent copy of the A/V Master Recording embodied therein in digital or physical format, through the use of a “Buy Button” or other similar device. For the avoidance of doubt, it is understood and agreed that no rights are granted herein by EMI with respect to the exploitation of any EMI Compositions in Limited Video Downloads, and that Licensee will be obtaining from EMI-Authorized Record Labels, acting as EMI’s agents, licenses to reproduce and distribute Relevant A/V Master Recordings embodied in Digital Files as Limited Video Downloads. With respect to the exploitation by Licensee of any Limited Video Downloads that embody Relevant A/V Master Recordings as to which Licensee cannot obtain a license from an EMI-Authorized Record Label acting as EMI’s agent to issue licenses pursuant to a New Digital Media Agreement, Licensee and EMI will negotiate in good faith the terms of a license to exploit EMI Compositions in Limited Video Downloads embodying such Relevant A/V Master Recordings.

1.17 “Lyrics” shall mean the words of a Composition, generally composed of verse and chorus.

1.18 A “Lyric Display” shall mean a display of a Lyric File via the Service to a User’s Covered Device, solely for display on such Covered Device as a single, static image of the entirety of the Lyrics embodied therein, in a separate browser window (without downloading). For the avoidance of doubt, and without limiting the foregoing, Lyrics may not be synchronized with any sound recording, and no “bouncing ball” or other karaoke or similar use is permitted hereunder. In addition, and without limiting the foregoing, in connection with transmitting Lyric Displays, Licensee shall disable all “print”, “copy”, “paste”, “cut”, “view source”, and “save as” functionalities, and any “right click” functionalities, that might otherwise be available to a User viewing a Lyric Display, including through any web browser or other application used to access or view Lyric Files. This requirement shall also include, to the extent possible, disabling any “print screen” functionality that may be available as part of applicable operating system(s) through which the User may access the Service and Lyric Displays. Wherever commercially possible, Licensee shall create other possibilities of a referral or “buy button” to allow the User to purchase an authorized copy of the Lyrics.

1.19 “Lyric Advertising Revenue” shall mean all amounts, fees, or other consideration received by, or paid or credited in any way to, Licensee (or any entity acting on its behalf), and not returned by Licensee, during the Term, in consideration of the placement and/or distribution of advertisements, promotions, and/or sponsorships on those pages of the Service where Lyrics can be searched for via the Lyric Search Service and/or displayed as Lyric Displays.

1.20 A “Lyric File” shall mean a digital file embodying the complete Lyrics of a particular Composition, which Lyrics have been rendered into text and electronically stored.

1.21 The “Lyric Search Service” shall mean a service operated by Licensee as part of the Service that will permit Users to use keyword inquiries to search for Lyrics in a database of Lyric Files created by Licensee, and to display the results of such searches as Lyric Displays.

1.22 A “Major Record Label” shall mean any record label owned or owned by SonyBMG Music Entertainment, UMG Recordings, Inc., Warner Music, Inc., or EMI Music North America.

1.23 A “Master Recording” shall mean a complete, authorized, audio-only master sound recording that is or was distributed by any record label and that is licensed to Licensee for exploitation by Licensee via the Service.

1.24 “Music-Related eCommerce Referral Revenue” shall mean any referral fees received by Licensee, during the Term, from third-parties, in connection with the sale by such third-parties to Users of permanent downloads or physical copies (e.g., CDs, Dual Discs or DVDs) of sound recordings or audiovisual works embodying Composition(s) as to which the owner(s) and/or administrator(s) of the copyrights in the Composition(s) have otherwise been or will otherwise be paid mechanical and/or synchronization royalties. For the avoidance of doubt, it is understood and agreed that no rights are granted herein to offer, sell, reproduce, display, transmit, distribute or otherwise exploit any EMI Compositions via the Service in any manner, or embodied in any content, product, or audiovisual work (including in any permanent download, or any physical copy), other than as embodied in Limited Downloads, On-Demand Streams, and/or Lyric Displays, and other than to provide the Lyric Search Service.

1.25 “Music Video Advertising Revenue” shall mean all amounts, fees, or other consideration received by, or paid or credited in any way to, Licensee (or any entity acting on its behalf) and not returned by Licensee, during the Term, in consideration of the placement and/or distribution of advertisements, promotions, and/or sponsorships on those pages of the Service where A/V Master Recordings can be searched for and/or are offered, sold, reproduced, displayed, transmitted, distributed and/or otherwise exploited as Limited Video Downloads or On-Demand Video Streams.

1.26 “Non-Music Related Advertising Revenue” shall mean amounts or other consideration received by, or paid or credited in any way to, Licensee (or any entity acting on its behalf), and not returned by Licensee, during the Term, in consideration of the placement and/or distribution of advertisements, promotions, and/or sponsorships on those pages of the Service that do not offer, sell, make available, link to, display, reproduce, transmit, distribute, refer to and/or otherwise exploit any Composition, Master Recording, A/V Master Recording, Limited Download, On-Demand Stream, Limited Video Download, On Demand Video Stream, Lyric Display, or the Lyric Search Service.

1.27 An “On-Demand Stream” shall mean an encrypted digital transmission of a Digital File of a Master Recording from Secured Servers via the Service that allows a User to receive and listen to the particular Master Recording upon request at a time chosen by the User using streaming technology (including, without limitation, via Real Networks’ RealAudio or Microsoft’s Windows Media Audio formats) through the Users Covered Device, which transmission is (a) configured by the provider of the Service such that the transmission will not result in a substantially complete reproduction of such Master Recording other than a copy used solely for caching or buffering and (b) either contemporaneous or substantially contemporaneous with the play of the Master Recording embodied therein.

1.28 An “On-Demand Video Stream” shall mean an encrypted digital transmission of a Digital File embodying an A/V Master Recording from Secured Servers via the Service that allows a User to receive and listen to the particular A/V Master Recording upon request at a time chosen by the User using streaming technology (including, without limitation, via Real Networks’ RealAudio or Microsoft’s Windows Media Audio formats) through the User’s Covered Device, which transmission is (a) configured by the provider of the Service such that the transmission will not result in a substantially complete reproduction of such A/V Master Recording other than a copy used solely for caching or buffering and (b) either contemporaneous or substantially contemporaneous with the play of the A/V Master Recording embodied therein. All On-Demand Video Streams shall appear with an easy interface to purchase a permanent copy of the A/V Master Recording embodied therein in digital or physical format, through the use of a “Buy Button” or other similar device. For the avoidance of doubt, it is understood and agreed that no rights are granted herein by EMI with respect to the exploitation of any EMI Compositions in On-Demand Video Streams, and that Licensee will be obtaining from EMI-Authorized Record Labels, acting as EMI’s agents, licenses to reproduce and distribute Relevant A/V Master Recordings embodied in Digital Files as On-Demand Video Streams. With respect to the exploitation by Licensee of any On-Demand Video Streams that embody Relevant A/V Master Recordings as to which Licensee cannot obtain a license from an EMI-Authorized Record Label acting as EMI’s agent to Issue licenses pursuant to a New Digital Media Agreement, Licensee and EMI will negotiate in good faith the terms of a license to exploit EMI Compositions In On-Demand Video Streams embodying such Relevant A/V Master Recordings,

1.29 A “Personal Computer” shall mean an Internet Protocol (IP)-enabled desktop or notebook computer.

1.30 A “Portable Digital Music Device” shall mean a portable digital music device (including mobile devices that may also operate on a wireless communications network regulated by the U.S. Federal Communications Commission) that is used for the storage and play/playback of digital music files (i.e., music files encoded in MP3, AAC, WMA or similar audio format).

1.31 A “Relevant A/V Master Recording” shall mean an A/V Master Recording that embodies a Relevant Master Recording.

1.32 A “Relevant Lyric File” shall mean a Lyric File embodying the complete Lyrics of an EMI Composition.

1.33 A “Relevant Master Recording” shall mean a Master Recording that embodies a complete EMI Composition.

1.34 A “Secured Server” shall mean a secured server that is (a) located in the Territory, (b) owned and operated by Licensee and (c) continuously protected by means of (i) physical security that meets or exceeds the prevailing physical security best practices in the industry and (ii) firewall and other digital security technology that meets or exceeds the prevailing digital security technology best practices in the industry.

1.35 “Security Systems” shall have the meaning set forth in paragraph 11.1 hereof.

1.36 The“Service” shall mean the online service owned and operated by Licensee, as described more fully in Exhibit A hereto (hereby incorporated herein by this reference), which offers to Users Limited Downloads, On-Demand Streams, Limited Video Downloads, On-Demand Video Streams and/or Lyric Displays that are transmitted from Secured Servers to the Covered Devices of Users in accordance with the terms and conditions of this Agreement. The Service shall also include and incorporate the Lyric Search Service. While EMI acknowledges that the Service may also distribute or provide content or products other than the products referenced in the preceding two sentences (e.g., it may also distribute or provide film clips other than A/V Master Recordings, or video games), no rights are granted herein or hereby to exploit any EMI Compositions via the Service in any manner, or embodied in any content, product, or audiovisual work, other than as embodied in Limited Downloads, On-Demand Streams and/or Lyric Displays, and other than to provide the Lyric Search Service. Moreover, and for the avoidance of doubt, it is understood and agreed that no rights are granted herein by EMI with respect to the exploitation of any EMI Compositions in Limited Video Downloads or On-Demand Video Streams, and that Licensee will be obtaining from EMI-Authorized Record Labels, acting as EMI’s agents, licenses to reproduce and distribute Relevant A/V Master Recordings embodied in Digital Files as Limited Video Downloads and/or On-Demand Video Streams. With respect to the exploitation by Licensee of any Limited Video Downloads and/or On-Demand Video Streams that embody Relevant A/V Master Recordings as to which Licensee cannot obtain a license from an EMI-Authorized Record Label acting as EMI’s agent to issue licenses pursuant to a New Digital Media Agreement, Licensee and EMI will negotiate in good faith the terms of a license to exploit EMI Compositions in Limited Video Downloads and/or On-Demand Video Streams embodying such Relevant A/V Master Recordings.

1.37 A “User” shall mean any individual who resides within the Territory who (a) is a registered user of the Service in good standing and (b) is authorized by Licensee to access Limited Downloads, On-Demand Streams, Limited Video Downloads, On-Demand Video Streams and Lyric Displays via the Service, and to use the Lyric Search Service, in all cases solely for personal, non-commercial use.

1.38 “Term” shall have the meaning set forth in paragraph 9 hereof.

1.39 The “Territory” shall mean (a) the United States for all audio uses (i.e., Limited Downloads and On-Demand Streams embodying Relevant Master Recordings), and (b) the World for the Lyric Search Service and Lyric Displays, except that, with respect to the Lyric Search Service and Lyric Displays, EMI is licensing only Anglo-U.S. repertoire for worldwide exploitation by Licensee in accordance with the terms herein.

2. Grant of Rights. Subject to the terms and conditions of this Agreement, EMI hereby grants to Licensee the nonexclusive, non-transferable, non-sub-licensable license, solely during the Term and solely within the Territory, and solely in accordance with the terms and conditions set forth in this Agreement to:

(a) reproduce Relevant Master Recordings as Digital Files on Secured Servers;

(b) reproduce and distribute Relevant Master Recordings embodied in Digital Files as Limited Downloads and On-Demand Streams;

(c) reproduce Relevant Lyric Files in a searchable database of Lyric Files on Secured Servers, solely in connection with the Lyric Search Service;

(d) permit Users to use keyword inquiries to search for Relevant Lyric Files in such searchable database of Lyric Files on Secured Servers, solely in connection with the Lyric Search Service; and

(e) reproduce and distribute Relevant Lyric Files as Lyric Displays (collectively, the “Licenses”).

3. Limitations on Grant of Rights.

3.1 The Licenses issued hereunder are strictly limited to the use of EMI Compositions or the Lyrics of EMI Compositions, as the case may be, in the manner expressly set forth in the Agreement. Any and all other rights held by EMI that are not specifically covered hereunder are reserved by EMI (and all other rights held by third parties are expressly excluded from the Licenses), including, without limitation:

(a) any right of public performance;

(b) any copyrights or other rights in sound recordings, including any sound recordings embodied in any Digital File;

(c) any digital video rights, including the right to offer, sell, reproduce, display, transmit, distribute or otherwise exploit any EMI Compositions in Limited Video Downloads or On-Demand Video Streams (it being understood that Licensee will be obtaining from EMI-Authorized Record Labels, acting as EMI’s agents, licenses to reproduce and distribute Relevant A/V Master Recordings embodied in Digital Files as Limited Video Downloads and/or On-Demand Video Streams, and it being further understood that, with respect to the exploitation by Licensee of any Limited Video Downloads and/or On-Demand Video Streams that embody Relevant A/V Master Recordings as to which Licensee cannot obtain a license from an EMI-Authorized Record Label acting as EMI’s agent to issue licenses pursuant to a New Digital Media Agreement, Licensee and EMI will negotiate in good faith the terms of a license to exploit EMI Compositions in Limited Video Downloads and/or On-Demand Video Streams embodying such Relevant A/V Master Recordings);

(d) any print, display or karaoke rights (other than the limited rights specifically granted herein in connection with the Lyric Search Service);

(e) any right to use, exploit, or permit the use of exploitation of any EMI Composition or the Lyrics of any EMI Composition in a video game;

(f) any right to use, exploit, or permit the use of. exploitation of any EMI Composition or the Lyrics of any EMI Composition as a ringtone, ringback tone, or other so-called “telecommunication personalization product”;

(g) any adaptation (derivative work) rights or right to alter the fundamental character of an EMI Composition or the Lyrics of an EMI Composition, to excerpt or use only a portion of any EMI Composition (other then solely the Lyrics of EMI Compositions, to the extent permitted herein) or a portion of the Lyrics of any EMI Composition, or to create any derivative work based in whole or in part on an EMI Composition or the Lyrics of an EMI Composition;

(h) any merchandising rights;

(i) any use of an EMI Composition or the Lyrics of an EMI Composition for a marketing campaign, product tie-in, game or contest, or otherwise to advertise, promote or cross-promote any product or service;

(j) any right to permit downloads of Relevant Master Recordings or Relevant A/V Master Recordings (or Digital Files embodying the same), or Relevant Lyric Files, on a permanent basis (including any right to make any permanent digital phonorecord delivery);

(k) any use of the title of an EMI Composition, or the name or likeness of any writer or publisher of an EMI Composition, except solely as necessary to identify the EMI Composition to Users as part of (and not to promote) the Service or as otherwise required hereunder.

3.2 Notwithstanding anything in this Agreement to the contrary, ownership and control of any EMI Composition embodied in any Digital File shall remain with EMI, and neither Licensee nor any User or other third party shall obtain any ownership rights in any work derived from or that makes use of the EMI Composition, including, without limitation, Digital Files.

3.3 Notwithstanding anything in this Agreement to the contrary, any and all uses of Compositions by Licensee or any User (apart from use of EMI Compositions as part of authorized Digital Files embodying Relevant Master Recordings or Lyric Files embodying Lyrics of EMI Compositions created hereunder in accordance with the license authority and other terms and conditions hereof) shall require separate licenses from the relevant owners of any applicable copyrights or other rights, and Licensee agrees to obtain, at its own expense, appropriate licenses in advance for any other such uses. For the avoidance of doubt, Licensee shall be solely responsible for paying any share of royalties due to the relevant owners of any applicable copyrights or other rights with respect to any Compositions and/or Digital Files or Lyric Files to the extent not represented by EMI under this Agreement. Without limiting the foregoing, no musical composition owned or controlled by, or licensed to, EMI, in whole or in part (whether embodied in Digital Files, Lyric Files or otherwise) shall be exploited in, on or via the Service along with or in connection with any content the rights to which have not been cleared and/or that infringes upon the rights of EMI or any third-party and/or is libelous, defamatory and/or scandalous.

3.4 The license authority contemplated by this Agreement and issued pursuant to any License issued hereunder is limited to Licensee and may not be sublicensed, assigned or otherwise transferred by Licensee.

3.5 Licensee shall neither cause nor allow any third party to cause any particular advertisement, sponsorship or other commercial message (“Advertisement”): (a) to appear in response to, or otherwise to be associated with, a user’s selection of, search for, playback of or access to any particular EMI Composition (including any sound recording or music video embodying any EMI Composition), the Lyrics of any EMI Composition, or any Digital File or Lyric File, except to the extent such Advertisement directly and solely promotes the sale of a particular Relevant Master Recording or Relevant A/V Master Recording being played or accessed by such user at the time the Advertisement appears; (b) to appear in response to, or otherwise to be associated with, a user’s selection of or search for any particular writer, artist or publisher; (c) to suggest or imply in any way that EMI or any EMI Composition, Digital File, Lyric File, writer, or artist is associated with or endorsing such Advertisement or any other Advertisement, product or service; or (d) to suggest or imply that the Advertisement is part of or integrated into any EMI Composition, Digital File or Lyric File (the foregoing, collectively, “Prohibited Endorsements”). For clarity, Licensee may present advertisements during the User’s selection, search or playback of any Digital File or the display of any Lyric File, provided no such advertisements are selected or played based upon the particular writer, artist, Digital File or Lyric File selected.

4. Licensing Methodology.

4.1 The rights granted hereunder shall apply solely to EMI Compositions included on the Approved Compositions List (defined below). The“Approved Compositions List” shall mean the list of the EMI Compositions that EMI has cleared for exploitation in accordance with this Agreement by Licensee. The most current version of the Approved Compositions List as of the Effective Date is annexed hereto as Schedule A. Licensee shall, from time to time, provide EMI with written notice of additional EMI Compositions it desires to add to the Approved Compositions List, and the same shall be so added if, in EMI’s sole but reasonable discretion, all relevant approvals have been obtained. For the avoidance of doubt, neither Licensee nor anyone acting on Licensee’ behalf shall exploit any EMI Composition that is not on the Approved Compositions List. Also for the avoidance of doubt, if a composition ceases to be an “EMI Composition” for any reason after Licensee has begun exploiting such EMI Composition in accordance with the terms of this Agreement, Licensee shall cease further distribution of such EMI Composition promptly following receipt of written notice by EMI that such composition is no longer an “EMI Composition” (a “Take Down Notification”). With respect to each EMI Composition included on the Approved Compositions List, EMI shall set forth its pro rata share.

4.2 EMI shall, solely to the extent that they are available, provide Licensee with digital files of the Lyrics of EMI Compositions included on the Approved Compositions List. EMI shall have no obligation to create any digital files of any Lyrics, and EMI’s failure to provide digital files of any Lyrics shall not be deemed a breach of this Agreement.

5. Advance. Licensee shall pay to EMI a recoupable, non-refundable advance in the amount of one million U.S. dollars ($1,000,000) (the “Advance”), payable as follows:

(a) one hundred and fifty thousand U.S. dollars ($150,000) on or before September 15, 2006;

(b) three hundred and fifty thousand U.S. dollars ($350,000) on or before March 15, 2007;

(c) one hundred and fifty thousand U.S. dollars ($150,000) on or before September 15, 2007; and

(d) three hundred and fifty thousand U.S. dollars ($350,000) on or before March 15, 2008.

The Advance shall be recoupable by Licensee solely from the Royalties described in paragraph 6 below. The Advance shall be non-refundable, and EMI shall have no obligation to return any part of the Advance, even in the event that royalties payable to EMI for the uses hereunder do not equal or exceed the amount of the Advance during the Term. It is of the essence of this Agreement that the Advances be paid to EMI in a timely manner.

6. Royalties.

6.1 Basic Royalty. With respect to Licensee’ exploitation of Limited Downloads and On-Demand Streams, Licensee shall, during each calendar quarter beginning on the earlier of Licensee’s launch of the Service and November 15, 2006, and for every calendar quarter thereafter (each, a “Quarterly Accounting Period”), pay to EMI a royalty equal to ten percent (10%) of Gross Revenue multiplied by the EMI Basic Royalty Share (defined below). The “EMI Basic Royalty Share” shall equal a fraction, the numerator of which shall be the sum of (a) the number of times all Digital Files embodying Relevant Master Recordings that have been distributed to Users via the Service as Limited Downloads have been played by such Users during the relevant Quarterly Accounting Period and (b) the number of times all Digital Files embodying Relevant Master Recordings have been distributed to and played by Users as On Demand Streams during the relevant Quarterly Accounting Period (with an appropriate adjustment made for Relevant Master Recordings that embody a partially-owned or partially controlled EMI Composition, by multiplying the number of plays of each such Relevant Master Recording by EMI’s percentage interest in the EMI Composition embodied therein), and the denominator of which shall be the sum of (x) the number of times all Digital Files embodying Master Recordings that have been distributed to Users via the Service as Limited Downloads have been played by such Users during the relevant Quarterly Accounting Period and (y) the number of times all Digital Files embodying Master Recordings have been distributed to and played by Users as On-Demand Streams during the relevant Quarterly Accounting Period.

6.2 Lyric Search Service and Lyric Display Royalty. With respect to the Lyric Search Service and Licensee’ exploitation of the Lyrics of EMI Compositions as Lyric Displays, Licensee shall, during each Quarterly Accounting Period, pay to EMI a royalty equal to fifty percent (50%) of Gross Lyric Revenue multiplied by the EMI Lyric Royalty Share (defined below). The “EMI Lyric Royalty Share” shall equal a fraction, the numerator of which shall be the number of Lyrics Displays embodying Lyrics of EMI Compositions that have been displayed to Users via the Service during the relevant Quarterly Accounting Period (with an appropriate adjustment made for Lyric Displays that embody a partially-owned or partially controlled EMI Composition, by multiplying the number of displays of each such Lyric Display by EMI’s percentage interest in the EMI Composition embodied therein), and the denominator of which shall be the total number of Lyric Displays that have been displayed to Users via the Service during the relevant Quarterly Accounting Period.

6.3 Incremental Video Advertising Royalty. It is understood and agreed that no rights are granted herein by EMI with respect to the exploitation of any EMI Compositions in Limited Video Downloads or On-Demand Video Streams, and that Licensee will be obtaining from EMI Authorized Record Labels, acting as EMI’s agents, licenses to reproduce and distribute Relevant A/V Master Recordings embodied in Digital Files as Limited Video Downloads and/or On-Demand Video Streams. With respect to the exploitation by Licensee of any Limited Video Downloads and/or On-Demand Video Streams that embody Relevant A/V Master Recordings as to which Licensee cannot obtain a license from an EMI-Authorized Record Label acting as EMI’s agent to issue licenses pursuant to a New Digital Media Agreement, Licensee and EMI will negotiate in good faith the terms of a license to exploit EMI Compositions in Limited Video Downloads and/or On-Demand Video Streams embodying such Relevant A/V Master Recordings. Notwithstanding the foregoing, in addition to and notwithstanding the royalties that Licensee shall pay to EMI-Authorized Record Labels acting as EMI’s agent for licenses to reproduce and distribute Relevant A/V Master Recordings embodied in Digital Files as Limited Video Downloads or On-Demand Video Streams, during each Quarterly Accounting Period, Licensee shall also pay to EMI an additional, incremental royalty equal to five percent (5%) of Gross Music Video Revenue multiplied by the EMI Video Royalty Share (defined below). The “EMI Video Royalty Share” shall equal a fraction, the numerator of which shall be the sum of (a) the number of times all Digital Files embodying Relevant A/V Master Recordings that have been distributed to Users via the

Service as Limited Video Downloads have been played by such Users during the relevant Quarterly Accounting Period and (b) the number of times all Digital Files embodying Relevant A/V Master Recordings have been distributed to and played by Users as On-Demand Video Streams during the relevant Quarterly Accounting Period (with an appropriate adjustment made for Relevant Master Recordings that embody a partially-owned or partially controlled EMI Composition, by multiplying the number of plays of each such Relevant Master Recording by EMI’s percentage interest in the EMI Composition embodied therein), and the denominator of which shall be the sum of (x) the number of times all Digital Files embodying A/V Master Recordings that have been distributed to Users Via the Service as Limited Video Downloads have been played by such Users during the relevant Quarterly Accounting Period and (y) the number of times all Digital Files embodying A/V Master Recordings have been distributed to and played by Users as On-Demand Video Streams during the relevant Quarterly Accounting Period. For the avoidance of doubt, Licensee shall pay the Incremental Video Advertising Royalty in addition to and notwithstanding any other royalty paid or payable to EMI in connection with Limited Video Downloads and/or On-Demand Video Streams under any other agreement (including under any New Digital Media Agreement or other agreement between EMI and a record label, or Licensee and a record label), and Licensee shall not reduce the Incremental Video Advertising Royalty because of any such other royalty (or vice versa), or credit any such other royalty against the Video Advertising Royalty (or vice versa).

6.4 Fixation Fee. In addition to the royalties described above, Licensee shall pay to EMI a fixation fee (the “Fixation Fee”) for each Relevant Master Recording encoded as a Digital File for the purpose of accomplishing the distribution of Limited Download and On-Demand Streams in the manner described herein. Notwithstanding the foregoing, for other valuable consideration, including the promotional commitments that Licensee shall be making to EMI and EMI writers in connection with the Service (including, without limitation, the Unsold Advertising Inventory described in paragraph 7 hereof), and in light of EMI’s desire to support this type of Service, the particular distribution and revenue model associated therewith, and the particular team of individuals associated with Licensee (although nothing in this Agreement shall be deemed to give EMI any right to terminate the Agreement as a result of any change in the team of individuals associated with Licensee), EMI shall, on a one-time, non-precedential basis, waive its right to receive the Fixation Fee.

6.5 Music-Related eCommerce Referral Revenue. In addition, and notwithstanding anything to the contrary contained heroin (including in paragraphs 1.10, 1.11 and 1.12 above), for other valuable consideration, including the promotional commitments that Licensee shall be making to EMI and EMI writers in connection with the Service (including, without limitation, the Unsold Advertising Inventory described in paragraph 7 hereof), and in light of EMI’s desire to support this type of Service, the particular distribution and revenue model associated therewith, and the particular team of individuals associated with Licensee (although nothing in this Agreement shall be deemed to give EMI any right to terminate the Agreement as a result of any change in the team of individuals associated with Licensee), EMI shall, on a one-time, non-precedential basis, waive its right to receive Music-Related eCommerce Referral Revenue (and Music-Related eCommerce Referral Revenue shall be excluded from the definitions of Gross Lyrics Revenue, Gross Music Video Revenue, and Gross Revenue).

6.6 Royalty Rates. Licensee further acknowledges that the royalty rates in this Agreement reflect the promotional commitments that Licensee shall be making to EMI and EMI writers in connection with the Service (including, without limitation, the Unsold Advertising Inventory described in paragraph 7 hereof), and EMI’s desire to support this type of Service, the particular distribution and revenue model associated therewith, and the particular team of individuals associated with Licensee (although nothing in this Agreement shall be deemed to give EMI any right to terminate the Agreement as a result of any change in the team of individuals associated with Licensee).

6.7 Licensee acknowledges and agrees that it shall not, without EMI’s prior approval, accept barter or other in-kind consideration in exchange for sales of advertising, promotions and/or sponsorships on the Service (other than on web pages that do not offer, make available, link to, reproduce, transmit, distribute and/or refer to any Master Recording, A/V Master Recording, Limited Download, On-Demand Stream, Limited Video Download, On Demand Video Stream, Lyric Display and/or the Lyric Search Service). In each case where EMI grants such approval, the parties will mutually agree upon the fair market value of the in-kind consideration for purposes of imputing the same to Licensee’s Advertising Revenue, Lyric Advertising Revenue, or Music Video Advertising Revenue, as the case may be.

6.8 Licensee acknowledges and agrees that it shall not enter into any agreement or arrangement with any third party (including without limitation any advertiser), or enter any agreement or arrangement with or make any sale or offer to any User(s), the effect or intent of which is to minimize or reduce the amounts that would otherwise constitute Gross Revenue, Gross Lyrics Revenue, or Gross Music Video Revenue, or any other amount paid or payable to EMI hereunder (a) in return for increasing the amounts that constitute eCommerce Referral Revenue, Music-Related eCommerce Referral Revenue, Non-Music Related Advertising Revenue, or other such consideration, or (b) in exchange for any other financial or promotional benefit to Licensee. For the avoidance of doubt, and without limitation, Licensee shall not unfairly diminish the value of any Composition, Master Recording, A/V Master Recording, Limited Download, On-Demand Stream, Limited Video Download, On Demand Video Stream,. Lyric, Lyric File, Lyric Download, or the Lyric Search Service, e.g., by (a) offering a reduced rate for advertisements, sponsorships or the like on pages that make available, link to, reproduce, transmit, distribute, or refer to any of the same, while increasing the rate for advertisements, sponsorships or the like on pages that do not make available, link to, reproduce, transmit, distribute, or refer to any of the same, (b) reducing the price or value of any of the same so as to make it a “loss leader” to encourage the purchase of other products or services, and/or (c) bundling any of the same with another product or service and increasing the price or value of the bundled product or service while reducing the price or value of any or all of the same.

6.9 It is of the essence of this Agreement that all royalties and other consideration described in this paragraph 6 be paid by to EMI in a timely manner.

7. Unsold Advertising Inventory. In addition to the Advance set forth in paragraph 5 above, and the Royalties set forth in paragraph 6 above, Licensee shall provide to EMI, and EMI shall be entitled to use, a pro-rata share of six percent (6%) of Licensee’s unsold advertising inventory, which EMI may use to promote its writers and publishing companies that it owns, controls or administers. EMI’s pro rata share shall be determined by using the fraction used in calculating the EMI Basic Royalty Share during the preceding quarter.

8. Accounting.

8.1 Within sixty (60) days after the end of each applicable Quarterly Accounting Period, Licensee shall pay to EMI all royalties applicable for that period, and shall account to EMI in a manner such that EMI may pay its writers, including by providing electronic statements (“Statements”) indicating:

(a) Gross Revenue, Gross Music Video Revenue, Gross Lyric Revenue, Advertising Revenue, Video Advertising Revenue, Lyric Advertising Revenue, Non-Music Related Advertising Revenue, eCommerce Referral Revenue, and Music-Related eCommerce Referral Revenue for the relevant Quarterly Accounting Period, and all financial and other relevant data supporting the calculations of Gross Revenue, Gross Music Video Revenue, Gross Lyric Revenue, Advertising Revenue, Music Video Advertising Revenue, Lyric Advertising Revenue, Non-Music Related Advertising Revenue, eCommerce Referral Revenue, and Music-Related eCommerce Referral Revenue;

(b) the particular Relevant Master Recordings distributed to Users via the Service as Limited Downloads, the number of times each such Relevant Master Recording has been played by Users as a Limited Download, and the total number of times each Master Recording distributed to Users via the Service as a Limited Download has been played by Users as a Limited Download;

(c) the particular Relevant Master Recordings distributed to Users via the Service as On-Demand Streams, the number of times each such Relevant Master Recording has been played by Users as an On-Demand Stream, and the total number of times each Master Recording distributed to Users via the Service as an On-Demand Stream has been played by Users as an On-Demand Stream;

(d) the particular Relevant A/V Master Recordings distributed to Users via the Service as Limited Video Downloads, the number of times each such Relevant A/V Master Recording has been played by Users as a Limited Video Download, and the total number of times each A/V Master Recording distributed to Users via the Service as a Limited Video Download has been played by Users as a Limited Video Download;

(e) the particular Relevant A/V Master Recordings distributed to Users via the Service as On-Demand Video Streams, the number of times each such Relevant A/V Master Recording has been played by Users as an On-Demand Video Stream, and the total number of times each A/V Master Recording distributed to Users via the Service as an On-Demand Video Stream has been played by Users as an On-Demand Video Stream;

(f)  the particular EMI Compositions the Lyrics of which have been displayed as Lyric Displays, the number of times the Lyrics of each such EMI Composition has been displayed to Users as Lyric Displays, and the total number of times each Lyric displayed to Users via the Service as a Lyric Display has been displayed to Users as a Lyric Display.

8.2 The first payment and quarterly accounting statement(s) shall include payment and an accounting for any exploitation(s) licensed hereunder occurring prior to the execution of the Agreement.

8.3 All statements rendered by Licensee shall be incontestable within three years of the date due, unless an objection in writing is made for each such statement. Any objection must specify, with particularity, the reason for such objection, and if an audit is to be conducted with respect to such statement, it must be conducted within three years of the issuance of such statement. Any action brought in connection with such audit shall be brought within two years of the date of the commencement of any such audit.

9. Term. The term of this Agreement shall commence as of the Effective Date, and unless earlier terminated in accordance with the terms of paragraph 13 hereof, shall continue for two years to March 31, 2008 (the “Initial Term”). The Agreement shall thereafter be automatically extended for an additional nine month period, to December 31, 2008 (the “Extension Period”). The “Term” shall mean, collectively, the Initial Term and the Extension Period,

10. Security.

10.1 In connection with any use of EMI Composition and/or the Lyrics of any EMI Composition, Licensee shall implement and maintain copy protection and DRM technology and systems, consistent with industry best practices, including software and/or hardware functional limitations (collectively, “Security Systems”) with respect to all aspects of the Service under its supervision and/or control, including, without limitation, Secured Servers and operating systems, that: (a) are designed to prevent unauthorized reproduction and distribution of EMI Compositions and/or the Lyrics of EMI Compositions, whether in the form of Digital Files or otherwise; (b) encrypt Digital Files and Lyric Files throughout the entire distribution chain (i.e., Secured Server to User’s Covered Device hard drive or other permitted device) with the then-most-current version of Microsoft’s Windows Media DRM technology or a substantially equivalent DRM technology accepted within the industry; (c) are sufficient to track and enforce the use and other license limitations contemplated by this Agreement; and (d) generally meet or exceed then-current best practices within the industry for the licensed delivery of music via digital transmission and its reproduction on approved devices, and/or the licensed display of lyrics on approved devices, as the case may be.

10.2 To the extent Licensee employs third-party technology in order to operate the Service, Licensee shall continually maintain, upgrade, and employ the version of such technology which is generally consistent with industry best practices, including by (a) diligently monitoring applicable third-party notifications of bug-fixes, security holes and functionality improvements; and (b) obtaining, installing, and testing any available upgrades and bug-fixes that could help maintain the integrity of Licensee’ Security Systems.

11. Royalty and Security Compliance.

11.1 In order to determine whether Licensee is in compliance with its obligations under this Agreement, including whether it is accounting to EMI on an accurate and timely basis (and whether Licensee’ calculations of Gross Revenue, Gross Video Revenue, Gross Lyric Revenue, Advertising Revenue, Video Advertising Revenue, Lyric Advertising Revenue, Non-Music Related Advertising Revenue, eCommerce Referral Revenue, and Music-Related eCommerce Referral Revenue are correct), EMI .shall be entitled, upon thirty (30) business days’ notice to Licensee, to conduct or have a third party conduct an examination (a “Compliance Examination”) of the books, records, operations and Security Systems of Licensee with respect to all exploitations covered by this Agreement and the calculations of Gross Revenue, Gross Video Revenue, Gross Lyric Revenue, Advertising Revenue, Video Advertising Revenue, Lyric Advertising Revenue, Non-Music Related Advertising Revenue, eCommerce Referral Revenue, and Music-Related eCommerce Referral Revenue, and to make copies and extracts thereof. Licensee shall cooperate with EMI and/or EMI’s designated representative to assist EMI and/or such representative in conducting such Compliance Examination and in understanding and making copies of all such material. Absent a good-faith basis to believe that Licensee is not in compliance with such obligations, EMI shall not seek to initiate a Compliance Examination of Licensee more frequently than once every twelve (12) months.

11.2 As part of any Compliance Examination, upon request by EMI or an examiner acting on its behalf (an “Examiner”), Licensee shall upon at least thirty (30) days written notice from EMI:

(a) provide access to any relevant information that may be the subject of such request, including without limitation any (i) books, records, files, logs, reports, compilations, usage data and other documentation, whether in paper or electronic form, that were or could be used or required to generate or verify Licensee’ Statements and/or that reflect or summarize Licensee’ Statements; (ii) copies of all agreements with third-parties, including without limitation, advertisers, that relate to the Service or any advertising, promotion, referral agreement, or sponsorship on the Service or in connection therewith, (iii) relevant financial information, including books, records, ledgers, reports, and other documentation, reflecting cash receipts and general revenue accounts to the extent such information relates directly or indirectly to the activities licensed under this Agreement; (iv) files, logs, reports, compilations, testing and monitoring data and other documentation related to and/or reflecting the operation and integrity of Licensee’ Security Systems (such information, collectively with the items described in subsections (a)(i), (a)(ii) and (a)(iii) of this paragraph 11.2, “Documentation”); and (v) software, hardware or other technology used by Licensee in providing or maintaining the Service or supporting the provision of the Service;

(b) make available to EMI or any Examiner personnel who are familiar with the technical and operational aspects of Licensee’ computer, hardware, software, and Security Systems (collectively, “Operational Systems”); and

(c) with the assistance of such personnel, provide EMI or any Examiner with real-time and historical access to the Operational Systems, sufficient to permit EMI or such Examiner(s) to conduct meaningful tests and analysis to verify that the Operational Systems are (i) properly and accurately tracking and reporting the use of the Licensed Works, as contemplated by the terms of this Agreement and (ii) in compliance with the security requirements set forth in paragraph 10 of this Agreement.

Licensee shall provide the information, systems access and personnel required by this paragraph 11.2 at no expense to EMI and, unless otherwise requested by EMI or its Examiner(s), at Licensee’ place of business. All such tests and evaluations of the Operational Systems shall be done no more frequently than once in each calendar year. In the event that any agreement referred to in subparagraph 11.2(a)(ii) above contains confidential information, Licensee may redact such confidential information prior to providing the agreement to EMI, provided however that, at EMI’s request, Licensee shall provide a sworn affidavit summarizing the material terms of the redacted portions of such agreement.

11.3 Licensee shall maintain, and shall make available to EMI in accordance with this paragraph 11, any and all Documentation that reasonably might be expected to be relevant to EMI in conducting a Compliance Examination, for a period of at least three (3) years following the expiration or termination of this Agreement, unless there is a Compliance Examination in progress or not fully resolved as of the expiration of such period, in which case the Documentation shall be maintained until such Compliance Examination is fully resolved to the satisfaction of EMI.

11.4 If a Compliance Examination reveals a nonpayment or underpayment of royalties or other fees due to EMI, the amounts determined to be owing shall be subject to interest equal to the lesser of (a) prime or (b) the highest rate permitted by applicable law, calculated from the date the applicable fees were due and payable to the date of EMI’s receipt of payment in full therefore. In the event a Compliance Examination reveals an underpayment of royalties or other fees due to EMI of five percent (5%) or greater for any individual Quarterly Accounting Period, Licensee shall reimburse EMI for the out-of-pocket costs of such Compliance Examination.

12. Representations and Warranties: Indemnity.

12.1 Licensee represents and warrants that: (a) it has the full right, power and authority to enter into and perform this Agreement in accordance with its terms and conditions; (b) It shall take all steps necessary to implement and shall comply with its security obligations set forth in paragraph 10; (c) it shall obtain from the relevant owners, at its own expense, any rights not granted hereunder that are necessary to convert EMI Compositions to Digital Files or to use or distribute Digital Files in accordance with this Agreement, and to convert the Lyrics of EMI Compositions into Lyric Files or to display the Lyric Files in accordance with this Agreement (including, without limitation, by acquiring any performance rights, rights in sound recordings embodied in Master Recordings and A/V Master Recordings, and rights to exploit EMI Compositions embodied in A/V Master Recordings as Limited Video Downloads and On-Demand Video Streams); and (d) Licensee’ conversion of EMI Compositions into Digital Files and the Lyrics of EMI Compositions Into Lyric Files, the reproduction, distribution and/or display thereof, and the Service and the operation thereof (including the display or other transmission of advertisements either alone or in connection with the exploitation of sound recordings, musical compositions, lyrics and/or other content) (i) do not and shall not, to the best of Licensee’ knowledge, infringe upon or violate the intellectual property rights, privacy or publicity rights, or other rights of any third party, (ii) comply with all applicable laws, rules and regulations, and (iii) shall not result in any liability whatsoever to EMI.

12.2 EMI represents and warrants that it has the full right, power and authority to enter into this Agreement and perform its obligations hereunder, and to grant to rights granted to Licensee hereunder.

12.3 Licensee agrees to indemnify, defend and hold harmless EMI, (“Indemnitee”) from and against any losses, injuries, damages, claims, expenses and costs (including without limitation reasonable attorneys’ fees) (“Claims”) incurred or suffered by Indemnitee, arising from any third-party actions, claims, suits or legal proceedings of any kind, caused by, arising from or related to: (a) Licensee’ failure to perform any of its obligations under this Agreement and/or any breach or alleged breach of any representation, warranty or covenant hereunder; (b) the operation of the Service or Licensee’ business; (c) any complaints or allegations of a User or other Licensee customer concerning Licensee, the Service, or any Digital File or Lyric File; and (d) any acts or omissions of any Licensee employee or agent. EMI shall promptly notify Licensee in writing of any Claim and allow Licensee to control the defense thereof; provided that (i) defense counsel for such Claims shall be subject to EMI’s prior written approval, (ii) EMI may, at its option and expense, participate and appear on an equal footing with Licensee in such Claim, and (iii) Licensee may not settle such Claim without EMI’s prior written approval.

12.4 EMI agrees to indemnify, defend and hold harmless Licensee, its respective officers, employees and agents, (collectively, the “Licensee Indemnitees”) from and against any losses, injuries, damages, claims, expenses and costs (including without limitation reasonable attomeys’ fees) (“Claims”) incurred or suffered by any Licensee Indemnitee, arising from any third-party actions, claims, suits or legal proceedings of any kind, caused by, arising from or related to: (a) EMI’s failure to perform any of its obligations under this Agreement and/or any breach or alleged breach of any representation, warranty or covenant hereunder and (b) any acts or omissions of any EMI employee or agent. Licensee shall promptly notify EMI in writing of any Claim and allow EMI to control the defense thereof; provided that (i) defense counsel for such Claims shall be subject to Licensee’ prior written approval, (ii) Licensee may, at its option and expense, participate and appear on an equal footing with EMI in such Claim, and (iii) EMI may not settle such Claim without Licensee’ prior written approval.

13. Termination/Default.

13.1 Licensee understands and agrees that in the case of infringement, irreparable harm may be presumed, and EMI shall be entitled to seek appropriate injunctive relief, in addition to any other remedy that may be available at law or in equity, whether hereunder or otherwise.

13.2 To the extent permitted by applicable law, and without limitation, the occurrence of any of the following events shall also be considered a material broach of and default under this Agreement: (a) failure to timely pay any amount or other consideration described in paragraph 5 or 6 hereof; (b) the broach of any representation or warranty described in paragraph 12 hereof; (c) the exploitation of any musical composition owned or controlled by, or licensed to, EMI in a manner not permitted hereunder (d) dissolution of and/or the liquidation of all of the assets of Licensee or the business unit(s) of Licensee operating the Service; (e) the filing of a petition in bankruptcy or insolvency or for an arrangement or reorganization by, for or against Licensee, which is not dismissed within 90 days; (f) the appointment of a receiver or trustee for ail or a portion of the assets of Licensee or the business unit(s) of Licensee operating the Service, which are not dismissed or removed within 90 days; and (g) Licensee’ assignment of assets for the benefit of creditors, which are not returned or reversed within 90 days. Upon the occurrence of any of the events described in this paragraph, without limiting any other remedy that may be available at law or in equity, whether hereunder or otherwise, this Agreement and all license authority pursuant to any Licenses issued hereunder shall automatically and immediately terminate without the requirement of any further action on the part of EMI.

14. Use of Trademarks: Publicity.

14.1 Trademarks, Names and Likenesses. Unless otherwise authorized by the other party in advance and in writing, neither party will use (whether directly or indirectly) or permit or authorize any third party to use (whether directly or indirectly) any trademark or logo of the other party, whether in advertisements, promotions, press releases, marketing materials or otherwise, and whether in connection with the Service or otherwise.

14.2 Publicity. Neither party shall issue or authorize any party to issue any press release or other public statement concerning this Agreement without the other party’s prior written approval.

15. Miscellaneous.

15.1 Writer/EMI Credit. Licensee shall, to the extent commercially feasible, include in any graphics and/or imagery displayed in connection with any Digital File, written credit in legible form setting forth the names of the writers) and publisher(s) of the EMI Composition embodied in such Digital File and/or Lyric File. Failure to abide by the provisions of this paragraph shall not be a breach of this Agreement. In addition, Licensee welcomes any additional authorized information that EMI may provide with respect to its writers and publishers, with respect to the EMI Compositions, which Licensee may use to assist In promoting EMI Compositions and the Service.

15.2 Notices. All notices hereunder shall be in writing and shall be deemed effective (a) if provided by hand delivery, upon delivery; (b) if provided by nationally-recognized overnight courier, one (1) business day following the date sent; or (c) if provided by registered or certified U.S. mail, return receipt requested, five (5) business days following the date mailed. Notices shall be sent to the following addresses (as may be modified by written notice from one party to the other from time to time):

If to EMI:

EMI Entertainment World Inc.
1290 Avenue of the Americas
New York, New York 10104
Attention: Senior Vice President, Legal and Business Affairs

With a courtesy copy to:

Frank P. Scibilia
Pryor Cashman Sherman & Flynn LLP
410 Park Avenue
New York, New York 10022

If to Licensee:

Mohen, Inc.
95 Morton Street
New York, NY 10014
Attention: Chief Executive Officer

With a courtesy copy to:

Marc Jacobson
Greenberg Traurig
MetLife Building
200 Park Avenue
New York, NY 10166

15.3 Assignment. Licensee shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of EMI. Any purported assignment, sale, transfer, delegation or other disposition by Licensee shall be null and void. For purposes of this section, the terms “assign” and “assignment” shall not include any merger, consolidation, change of control, or sale of all or substantially all assets. Subject to the foregoing, this Agreement shall inure to the benefit of the parties and their respective successors and permitted assigns.

15.4 Entire Agreement; Amendment; Copyright Act Amendments of No Effect. This Agreement, including all exhibits, schedules and attachments hereto (incorporated herein by this reference), represents the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements and understandings of the parties (whether written or oral) with respect to the subject matter hereof. This Agreement may not be altered or amended except in a written instrument executed by both parties. Any revisions pending as of the Effective Date to section 115 of title 17 of the U.S. Code, and any revision to section 117 of title 17 of the U.S. Code that may subsequently be enacted shall, regardless of form or content, have no affect whatsoever on the terms of this Agreement.

15.5 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, federal law and/or the laws of the State of New York (without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties). With respect to any action or proceeding arising out of this Agreement, the parties: (a) agree that the sole and exclusive venue for such action or proceeding shall be in a court of appropriate jurisdiction located in New York County, New York; (b) agree to the appropriateness of, and waive any objection concerning, the propriety and/or convenience of, proceeding in such venue; and (c) consent to the personal jurisdiction of such court.

15.6 Severability; Waiver. If a court should determine that any part of this Agreement is invalid or unenforceable, such provision shall be enforced to the maximum extent possible so as to affect the intent of the parties, and the remainder of this Agreement shall remain in full force and effect. Performance of any obligation required of a party hereunder may be waived only by a written waiver signed by a duly authorized officer of the other party, which waiver shall be effective only with respect to the specific obligation described therein.

15.7 Cumulative Remedies. Except as otherwise expressly provided herein, no remedy specified in this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and in addition to every other right or remedy provided herein or available at law or in equity.

15.8 Headings. The titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

15.9 Assistance of Counsel. Each party hereto acknowledges that it has been represented by its own independent counsel, who has reviewed this Agreement and discussed the terms herein with his or her respective client prior to execution.

15.10 Counterparts. This Agreement may be executed in multiple counterparts and delivery of art executed counterpart may be made by facsimile, each such counterpart to be considered and accepted as an original, and all such counterparts together to constitute a single Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

MOHEN, INC. D/B/A SPIRAL FROG
/s/ SFR Kent
SFR Kent
Title: CEO Date: 08-28-06

EMI ENTERTAINMENT WORLD
/s/ Clark Miller
Clark Miller
Title: General Counsel Worldwide Date: 08-30-06

EXHIBIT A

DESCRIPTION OF THE SERVICE